Filed Pursuant to Rule 433

Registration Statement No. 333-140859

Supplementing the Preliminary Prospectus

Supplement dated May 6, 2009

(To Prospectus dated February 23, 2007)

$6,000,000,000

The Dow Chemical Company

$1,750,000,000 7.60% Notes Due 2014

$3,250,000,000 8.55% Notes Due 2019

$1,000,000,000 9.40% Notes Due 2039

Final Term Sheet

May 7, 2009

7.60% Notes Due 2014

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$1,750,000,000 (All of which are offered by the Issuer)

Maturity Date:	May 15, 2014

Trade Date:	May 7, 2009

Settlement Date (T+4):	May 13, 2009

Coupon (Interest Rate):	7.60% per annum

Price to Public (Issue Price):	99.688% of principal amount

Yield to Maturity:	7.676%

Benchmark Treasury:	UST 1.875% due April 30, 2014

Benchmark Treasury Price and Yield:	98-18 3/4; 2.176%

Spread to Benchmark Treasury:	5.50% (550 basis points)

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on November 15, 2009.

Day Count Convention:	30/360

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.50% (50 basis points), plus (B) accrued interest to the redemption date.

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated May 6, 2009 relating to the Notes).

CUSIP Number:	260543 BW 2

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated Mizuho Securities USA Inc.

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Markets, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P, BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

8.55% Notes Due 2019

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$3,250,000,000

Aggregate Principal Amount Offered by Dow:	$1,903,032,000 See “Other Offerings” below.

Aggregate Principal Amount Offered by Selling Noteholders:	$1,346,968,000 See “Other Offerings” below.

Maturity Date:	May 15, 2019

Trade Date:	May 7, 2009

Settlement Date (T+4):	May 13, 2009

Coupon (Interest Rate):	8.55% per annum

Price to Public (Issue Price):	99.794% of principal amount

Yield to Maturity:	8.581%

Benchmark Treasury:	UST 2.750% due February 15, 2019

Benchmark Treasury Price and Yield:	95-06; 3.331%

Spread to Benchmark Treasury:	5.25% (525 basis points)

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on November 15, 2009.

Day Count Convention:	30/360

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.50% (50 basis points), plus (B) accrued interest to the redemption date.

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated May 6, 2009 relating to the Notes).

CUSIP Number:	260543 BX 0

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Markets, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P, BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

9.40% Notes Due 2039

Issuer:	The Dow Chemical Company

Title of Securities:	Senior Unsecured Notes

Aggregate Principal Amount Offered:	$1,000,000,000 (All of which are offered by the Issuer)

Maturity Date:	May 15, 2039

Trade Date:	May 7, 2009

Settlement Date (T+4):	May 13, 2009

Coupon (Interest Rate):	9.40% per annum

Price to Public (Issue Price):	99.562% of principal amount

Yield to Maturity:	9.444%

Benchmark Treasury:	UST 4.500% Notes due May 15, 2038

Benchmark Treasury Price and Yield:	102-31; 4.319%

Spread to Benchmark Treasury:	5.125% (512.5 basis points)

Interest Payment Dates:	Semi-annually on May 15 and November 15, beginning on November 15, 2009.

Day Count Convention:	30/360

Optional Redemption:	The Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.50% (50 basis points), plus (B) accrued interest to the redemption date.

Change of Control:	If a change of control triggering event occurs, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus Supplement dated May 6, 2009 relating to the Notes).

CUSIP Number:	260543 BY 8

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	Blaylock Robert Van, LLC Loop Capital Markets, LLC Utendahl Capital Group, LLC The Williams Capital Group, L.P.

Type of Offering:	SEC registered (No. 333-140859)

Listing:	None

Long-term Debt Ratings:	Moody’s: Baa3 (Negative Outlook); S&P: BBB- (Negative Outlook); Fitch: BBB (Negative Outlook)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Use of Proceeds

Dow intends to use the net proceeds from this offering in the amount of approximately $4.65 billion (i) to repay a portion of its borrowings under its term loan agreement and (ii) for refinancings, renewals, replacements and refundings of outstanding indebtedness.

Other Offerings

On May 6, 2009, the Company priced a public offering (the “Equity Offering”) of 130,434,783 shares of its common stock, par value $2.50 per share, 66,666,683 of which are being sold by the Company and 63,768,100 of which are being sold by selling stockholders. The consummation of this debt offering is not conditioned upon the consummation of the Equity Offering and vice versa, but the consummation of this debt offering by the selling noteholders is conditioned upon the consummation of the Equity Offering by the Company. In the event the Company does not consummate the Equity Offering, the Company will issue and sell all of the Notes described above.

If the Company consummates the Equity Offering, including the full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, no shares of Cumulative Perpetual Preferred Stock, Series B would remain outstanding.

Purchase of Notes by Selling Noteholders

Certain affiliates of the Paulson Selling Noteholders will be purchasing Notes in this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407, HSBC Securities (USA) Inc., toll-free at 1-866-811-8049, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Mizuho Securities USA Inc. toll free at 1-800-221-8866 (ext. 3143) or RBS Securities Inc. toll-free at 1-866-884-2071.